EXHIBIT 4.26
DATED.......SEPTEMBER 2006
ADVENTURE FOUR S.A.
- and -
FBB — FIRST BUSINESS BANK S.A.
FIRST PREFERRED NAVAL MORTGAGE
on the MOTOR VESSEL
“FREE FIGHTER”

SARANTITIS LAW FIRM
91 AKTI MIAOULI
GR 185 38 PIRAEUS
GREECE

THIS FIRST PREFERRED NAVAL MORTGAGE is made the ..... day of September 2006.
BETWEEN
(1)	ADVENTURE FOUR S.A.,
a company incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (hereinafter called “the Owner”) of the one part and

(2)	FBB — FIRST BUSINESS BANK S.A.,
a company incorporated in Greece whose registered office is at 91 Michalakopoulou Street, Athens, Greece, acting through its shipping division at 62 Notara & Sotiros Dios Streets, 18535 Piraeus, Greece (hereinafter called “the Mortgagee” which expression shall include its successors and assignees) of the other part
WHEREAS
(1)	The Owner is the absolute and unencumbered registered owner of the whole of the motor vessel “FREE FIGHTER”, built on 1981 in G. DIMITRON Shipyard, registered under the laws and flag of Panama with International Call Sign 3FUH4, official Registration No. 22606-96C and the following dimensions and tonnage:-

Length overall	186.92 metres
Registered Breadth	27.80 metres
Registered Depth	15.61 metres

Gross tonnage	23,696 tons
Net tonnage	14,790 tons
Type and number of engines:	One (1) B&W Motor Diesel
(2)	The Owner is actually the sole legal proprietor of the motor vessel “FREE FIGHTER” as is evidenced by a Bill of Sale which has been permanently recorded at the Public Registry Office of Panama, (Microfilm) Mercantile Section, at Microjacket N-18038 Document No. 859957 as of 21st October 2005.

(3)	By a loan agreement dated the ..... day of September 2006 (“the Loan Agreement”) and made between (i) the Mortgagee and (ii) the Owner as borrower (therein and hereinafter defined and called also “the Borrower”), the Mortgagee agreed (inter alia) to advance, by way of two (2) advances, to the Borrower, a term loan facility (“the Facility”) equal to the lesser between (a) up to four million eight hundred thousand United States Dollars (US$4,800,000) and (b) 60% of the appraised in accordance with the Mortgagee’s terms and conditions, market value of the above mentioned Vessel, upon the terms and conditions therein set forth.

The Loan Agreement is located as of this date, at the offices of the Mortgagee at 62 Notara and Sotiros Dios Streets, Piraeus, Greece by agreement of both parties and same is hereby incorporated to the mortgage deed in order that said lien will secure every and all obligations derived thereon.

(4)	The Owner has agreed, inter alia, to secure to the Mortgagee the Facility with interest and other moneys due from the Owner to the Mortgagee and the performance of all its obligations contained in the Loan Agreement by a first preferred naval mortgage on the Ship to be executed by the Owner in favour of the Mortgagee under and in accordance with the laws of the Republic of Panama in the form hereinafter contained.
NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED
1.

(a)	In this Mortgage unless the context otherwise requires:-
(i)	“Advance A” means the principal amount of the Loan of up to two million three hundred thirty thousand Dollars ($2,330,000) to be utilised by the Owner for the repayment in full of its outstanding indebtedness to Egnatia Bank S.A. under the loan agreement dated 9th June 2005 as amended, entered into between said bank and the Owner;

(ii)	“Advance B” means the principal amount of the Loan of up to two million four hundred seventy thousand Dollars ($2,470,000) or such less amount which when added to Advance A will not exceed 60% of the Market Value of the Ship determined at the time that the special survey/dry docking will be successfully completed, same to be utilised by the Owner partly for the repayment of its outstanding indebtedness to Hollandsche Bank-Unie under the overdraft facility agreement dated 14th June 2006 entered into between such bank as lender and the Owner as creditor, amounting today to two million Dollars ($2,000,000) and the remaining balance (if any) to provide financing to the Owner of up to the lesser of (i) four hundred seventy thousand Dollars ($470,000) and (ii) 47% of the special survey/dry docking costs and expenses to be paid by the Owner due to the Ship’s scheduled special survey/dry docking;

(iii)	“the Assignment” means a first priority general assignment bearing even date herewith whereby the Owner has assigned to the Mortgagee the Insurances, any Requisition Compensation and the Earnings (as each of those expressions is therein defined) of the Ship, as the same may from time to time be supplemented and/or amended;

(iv)	“Banking Day” means any day on which banks and foreign exchange markets are open for the transaction of business of the nature required by the Loan Agreement in Athens, Piraeus, London, New York and in the place or places from time to time specified

(v)	“Borrower” means the Owner, a company incorporated under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

(vi)	“Dollars” and the sign “$” means United States Dollars, being the legal currency at any relevant time under the Loan Agreement of the United States of America and in respect of all payments under the Loan Agreement and under the Security Documents funds which are for same day settlement on the relevant due date in the New York Clearing House Interbank Payments System or such other United States Dollar Funds as shall at any such time be customary for same day settlement of international banking transactions in New York City in United States Dollars;

(vii)	“Drawdown Date of Advance A” means the Banking Day on which Advance A is or is to be drawn down under this Agreement;

(viii)	“Drawdown Date of Advance B” means the Banking Day on which Advance B is or is to be drawn down under this Agreement;

(ix)	“Earnings” means all moneys whatsoever due or to become due to the Owner at any time during the Loan Period arising out of the use or management or operation of the Ship including (but without prejudice to the generality of the foregoing) hire and any other payments payable to the Owner under the Time Charter as well as all freight hire and passage moneys compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charter party or other contract for the employment of the Ship including any and all moneys which are payable to the Owner at any time or under any contract of insurance of the Ship;

(x)	“Environmental Affiliate” means any agent or employee of the Owner or any other Relevant Party or any person having a contractual relationship with the Owner, or any other Relevant party concerning any Relevant Ship or her operation, management or the carriage of cargo thereon;

(xi)	“Environmental Claims” means any and all actions, causes of actions, suits, losses, costs, liabilities and damages of any kind and every kind of character fixed or contingent and expenses incurred in connection therewith instituted or contemplated for the enforcement of any Environmental Law or Environmental License by any local government or government agency or authority pursuant to any Environmental Law together with claims made by any third party in connection with any damage, contribution or loss thereunder including expenses for the imposition or removal of any lien, pledge, charge or mortgage on or over any assets of the Borrower or any other Relevant Party;

(xii)	“Environmental Law” means any national, international and state law, regulation, code of practice, circular, guidance, notice or the like (including without limitation the United States Oil Pollution Act and any comparable laws of the individual States of the United States of America) now existing or hereinafter enacted or promulgated or any judicial or administrative interpretation thereof, concerning any Relevant Ship, or protection of human health or the environment including without limitation the carriage, storage, treatment, disposal, spills, releases or discharges of Material of Environmental Concern from any Relevant Ship;

(xiii)	“Environmental Licence or Approval” means any permit, licence, authorisation, consent or other approval of any governmental or public body or authorities or court applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or provisions of goods and/or services on or from such Relevant Ship required by any Environmental Law;

(xiv)	“Final Availability Date” means, in relation to both Advances, the last Banking Day of November 2006 or such later date as the Mortgagee may, in its sole and absolute discretion, agree in writing;

(xv)	“Final Maturity Date” means the date falling three (3) years from the Drawdown Date of Advance B or from the Final Availability Date, whichever is the latest;

(xvi)	“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in any protection and indemnity or war risks association and, where the context so admits any reinsurance of any such policies and contracts of insurance) which are from time to time during the Loan Period taken out or entered into by or on behalf of the Owner in respect of the Ship or her increased value or her Earnings or otherwise howsoever in connection with the Ship and where the context so admits, all benefits thereof including all claims of whatsoever nature and returns of premium thereunder;

(xvii)	“ISM Code” means the International Safety Management Code (including the guidelines on its implementation) for the safe operation of ships and for pollution prevention as adopted by the Assembly of IMO by resolutions A.741 (18) and A.788 (19) as applied during the Loan Period by application of the International Convention for the Safety of Life at Sea and includes any amendments or extensions thereto and any regulation issued pursuant thereto. The terms “safety management system” or “SMS”, “Safety Management Certificate” or “SMC” and “Document of Compliance” or “DOC” have the same meanings as are given to them in the ISM Code;

(xviii)	“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

(xix)	“ISSC” means an International Ship Security Certificate issued in respect of the Ship pursuant to the ISPS Code;

(xx)	“LIBOR” means for any Interest Period for which an interest rate is to be determined hereunder:
(a)	the rate per annum determined by the Mortgagee to be equal to the LIBOR fixing on Telerate page 3750 (or in the relevant page of any equivalent system) for deposits in Dollars for a period corresponding to such Interest Period at 11.00 a.m. London time two (2) Banking Days prior to the beginning of the relevant Interest Period; or

(b)	if no rate is quoted on Telerate page 3750, the rate per annum determined by the Mortgagee to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) of the rates per annum notified by the Mortgagee as the rate at which deposits in Dollars are offered by leading banks to other leading banks in the London Interbank Market at or about 11.00am (London time) two (2) Banking Days prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
(xxi)	“Loan Agreement” means the agreement dated the ..... day of September 2006 referred in Recital (3), as the same may from time to time be supplemented and/or amended;

(xxii)	“Loan” means the principal amount of up to four million, eight hundred thousand Dollars ($4,800,000) or such lesser amount which is equal to 60% of the Market Value of the Ship to be determined by the Mortgagee in accordance with Clause 12.02 on the basis of the Ship’s value after successful completion of her special survey/dry docking, to be requested by the Owner pursuant to Clause 5.01 of the Loan Agreement and be drawn down by means of Advance A and Advance B, subject to and upon the terms and conditions of this Agreement, or as the context may require, the principal amount of such loan drawn down and outstanding for the time being;

(xxiii)	“Loan Period” means the period from the Drawdown Date of Advance A to the date upon which the Loan has been repaid in full together with all interest thereon and all other moneys payable to the Bank under the Loan Agreement and the Security Documents;

(xxiv)	“Outstanding Indebtedness” means the aggregate of the Loan and interest thereon and all other sums of money from time to time owing by the Owner to the Mortgagee under the Loan Agreement and/or the Security Documents or any of them whether actually or contingently presently or in the future in respect of the Loan;

(xxv)	“Person” includes any body of persons corporate of unincorporate;

(xxvi)	“Requisition Compensation” means all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Ship otherwise than by requisition for hire;

(xxvii)	“Receiving Bank” means Deutsche Bank Trust Co. Americas (ex Bankers Trust Company, New York) SWIFT address BKTRUS33, or such other bank in New York as the Mortgagee may notify to the Owner;

(xxviii)	“Security Documents” means the Mortgage, the Corporate Guarantee, the Personal Guarantee, the Assignment, the Pledges, the Manager’s Undertaking and any other such document as is defined in the Loan Agreement as a Security Document or as may have been or may hereafter be executed to secure the Outstanding Indebtedness;

(xxix)	“Security Period” means the period terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

(xxx)	“Ship” means the vessel referred to Recital (1) and described thereto and her engines machinery boats tackle outfit spare gear fuel consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired;

(xxxi)	“Total Loss” means: -
(aa)	actual or constructive or compromised or arranged total loss of the Ship;

(bb)	requisition for title or other compulsory acquisition of the Ship otherwise than by requisition for hire;

(cc)	capture seizure arrest detention or confiscation of the Ship by any government or by persons acting or purporting to act on behalf of any government unless the Ship be released and restored to the Owner from such capture seizure arrest or detention within one (1) month after the occurrence thereof;
(b)	in clause 6 (a) hereof:-
(i)	“Excess risks” means the proportion of claims for general average and salvage charges and under the Institute Collision Clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claim exceeding her insured value;

(ii)	“Protection and indemnity risks” means the usual risks covered by a protection and indemnity association including the proportion not recoverable by any other person or persons in case of collision under the Institute Collision Clause (Running Down Clause);

(iii)	“War Risks” includes the risk of mines and all risks excluded from the standard form of English marine policy by the Institute War Exclusion Clause (free at capture and seizure clause);

(iv)	“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Mortgagee for purposes of clause 6 hereof;
(c)	The Owner hereby warrants that it has power to own the Ship and register the Ship under the laws and flag of Panama and that this First Preferred Naval Mortgage is in accordance with the provisions of the Laws of the Republic of Panama.

(d)	This Mortgage shall be read together with the Loan Agreement and in the event of any conflict between the provisions of this Mortgage and the equivalent provisions of the Loan Agreement the provisions of the Loan Agreement shall prevail.

(e)	Words and expressions used and not defined herein but defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement.

2.

(a)	In consideration of the advance by the Mortgagee to the Owner pursuant to the Loan Agreement of Advance A and Advance B and the today’s receipt by the Owner of the amount of two million three hundred thirty thousand Dollars ($2,330,000) representing Advance A, which receipt is hereby acknowledged and justified by the Owner, the Owner covenants with the Mortgagee that it shall repay to the Mortgagee the Loan in Dollars during the Loan Period, as agreed under the terms of the Loan Agreement on a quarterly basis by: (a) twelve (12) equal consecutive quarterly Repayment Instalments of three hundred fifteen thousand Dollars ($315,000) each, followed by (b) a balloon payment of one million twenty thousand United States Dollars (US$ 1,020,000) (“the Balloon”) payable together with the last, i.e. twelfth (12th) Instalment on the Final Maturity Date together with interest thereon, costs and expenses as provided in the Loan Agreement and thereunder. The first Repayment Instalment will be payable on a Repayment Date of Advance B falling on a Banking Day three (3) months after the Drawdown Date and subsequent Repayment Instalments shall be repaid at quarterly intervals thereafter with the last of such Repayment Instalments falling due for payment on the Final Maturity Date,

Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Loan is not drawn down in full, the amount of each of the Repayment Instalments and the Balloon shall be proportionally reduced, (c) there shall be no Repayment Date after the Final Maturity Date and (d) on the Final Maturity Date, the Owner shall also pay to the Mortgagee any and all other moneys then due and payable under this Agreement and the Security Documents.

and Provided further that each Repayment Date of the Loan should be a date falling three (3) months after the preceding Repayment Date corresponding numerically with the preceding Repayment Date. However if such date is not a Banking Day such Repayment Date shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

All payments by the Owner hereunder shall be made in immediately available funds in Dollars, not later than 10.00 a.m. (London time) on the Banking Day on which the relevant payment is due under the Loan Agreement and to the Receiving Bank for the account of the Mortgagee, reference: “ADVENTURE FOUR S.A. — LOAN AGREEMENT”.

(b)	The Owner will in accordance with clauses 7.01, 7.02 and 7.03 of the Loan Agreement pay interest on the Loan (or as the case may be each portion thereof to which a different Interest Period relates) to the Mortgagee on the last day of each Interest Period of one (1), two (2), three (3), six (6), nine (9) or twelve (12) months selected by the Borrower and agreed with the Mortgagee as provided in clauses 7.01 and 7.02 of the Loan Agreement and subject to any other provisions therein at such annual interest rate as is conclusively certified by the Mortgagee to the Owner to be the aggregate of (a) two per cent (2%) per annum (“the Margin”) and (b) LIBOR for such Interest Period.

(c)	In the event of any delay by the Owner in the payment on the due date of any sum due under this Mortgage in respect of the Loan or under any of the other Security Documents, the Owner shall, without affecting any other remedy of the Mortgagee, pay interest on such sum from the due date to the actual date of payment (as well after as before judgement) at a rate determined by the Mortgagee pursuant to clause 7.04 of the Loan Agreement. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of one (1) month (or longer period as selected by the Mortgage) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Mortgagee) of (i) two percent (2%), per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Mortgagee and each such day shall, for the purposes of this Mortgage, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Mortgagee at its discretion including the amounts for which there is no default, even if the Mortgagee has not (yet) exercised its rights pursuant to Clause 10.02(b) of the Loan Agreement. If for the reasons specified in clause 15.04 of the Loan Agreement, the Mortgagee is unable to determine a rate in accordance with the foregoing provisions of this clause 2(c), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Mortgagee to be two percent (2%) per annum above the aggregate of the Margin and costs incurred by the Mortgagee for acquiring or maintaining equal or equivalent with the Loan funds, as conclusively determined by the Mortgagee, save for manifest error. Interest payable by the Owner as aforesaid, shall be compounded monthly (or if the period fixed by the Mortgagee is longer, at the end of such longer period) and shall be payable on demand.
(d)	The Owner will pay the full amount of any and all other moneys comprising the Outstanding Indebtedness as and when the same shall become due and payable in accordance with the terms of the Loan Agreement and/or the Security Documents.
(e)	The Owner will pay interest at rates calculated in accordance with clause 2 (c) on any moneys which are by the terms of the Mortgage expressed to be payable on demand and which be not paid on demand being made, as from the date of demand until payment (before or after any relevant judgement) provided, however that this provision shall not affect the right of the Mortgagee to receive interest calculated at the rate prescribed for under clause 2 (c) from such date prior to demand being made as is provided for by clauses 6 (y) and (z), 7 (a) and 9 (g) and (h) hereof in relation to the matters therein referred to.
(f)	The Owner will pay to and/or indemnify the Mortgagee for such additional amounts as may be necessary as provided in clause 16 of the Loan Agreement including cost of funding the Loan and in order that all payments be made under the terms of this Mortgage, after deduction of for or on account of every present or future tax assessment or governmental charge imposed by any competent authority in any country, to the revenue laws of which the Owner may be or become liable, had there been no such tax assessment or charge and will deliver promptly to the Mortgagee appropriate receipts evidencing any deduction so made.
(g)	It is hereby agreed that a certificate of the Mortgagee executed by an officer of the Mortgagee in the manner provided in clause 8.04 of the Loan Agreement shall, save for manifest error, be conclusive evidence of the amount due under the Loan Agreement, and this Mortgage and shall be final and binding on all parties hereto and such amount shall be a certain and liquidated sum due from the Owner.

3.	In consideration of the advance of the Loan to the Owner and in consideration of the foregoing and as security for the payment of the Outstanding Indebtedness the Owner: -

(a)	HEREBY GRANTS this First Naval Mortgage, unto the Mortgagee, and its successors, assigns or transferees, on the whole of the Ship, according to the provisions of Chapter V, Title IV of Book II of the Code of Commerce and the pertinent provisions of the Civil Code and other legislation of the Republic of Panama, which is presently registered under the flag of the Republic of Panama, under the particulars and registration data already given at Recitals (1) and (2) above of the present deed.

(b)	HEREBY ASSIGNS, HYPOTHECATES, MORTGAGES and agrees to assign, hypothecate and mortgage to the Mortgagee the Insurances

4.	IT IS DECLARED AND AGREED that

(a)	This Mortgage shall be security for the amount of Dollars four million, eight hundred thousand ($ 4,800,000) representing the maximum amount to be advanced by the Mortgagee which shall include Advance A (receipt of which is hereby acknowledged by the Owner) and also of the Advance B (to be drawn down by the Owner subject to the terms and conditions of the Loan Agreement), both of which consist the principal secured by this Mortgage plus any interest thereon, expenses and costs and all other moneys constituting the Outstanding Indebtedness.

(b)	Unless and until an Event of Default occurs (in which event the Mortgagee can exercise any of its rights under clause 10 of the Loan Agreement and clause 9 hereunder) the date of maturity of the Outstanding Indebtedness is the date falling three (3) years from the Drawdown Date of Advance B.

(c)	The security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured or by any settlement of accounts between the Owner or any other person and the Mortgagee and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Mortgagee for all or any part of the moneys hereby and thereby secured and that every power and remedy given to the Mortgagee hereunder shall be in addition to and not a limitation of any and every other power or remedy vested in the Mortgagee under the Security Documents or at law and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient.

5.	By way of further security and subject to the terms of the Assignment the Owner hereby assigns and agrees to assign to the Mortgagee the Earnings of the Ship, the Insurances and any Requisition Compensation as hereinabove defined.

6.	The Owner further covenants with the Mortgagee and undertakes:

(a)	to effect and maintain throughout the Loan Period at its own expense the following insurances in accordance with the next terms and conditions:
(A)	Hull and Machinery

Insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Institute Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Mortgagee; and

(B)	War Risks

Insurance against War risks according to the London Institute War Clauses, on an agreed value basis attaching also the so called war protection clause. In this case crew war liabilities insurance shall also have to be effected separately; and

(C)	Increased Value

Increased value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/ Increased Value / Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in sub-clause (d)(i) below; and

(D)	Protection and Indemnity

Insurance against protection and indemnity risks for the full value and tonnage of the Ship insured (as approved in writing by the Mortgagee) according to the relevant rules and deductibles provided thereof for all risks including Pollution insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Mortgagee shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Mortgagee) such liabilities shall have to be further insured separately with other underwriters acceptable to the Mortgagee and upon such terms as shall from time to time be approved in writing by the Mortgagee; and

(E)	FD & D Insurance

(If so required by the Mortgagee, at its absolute discretion, at any time throughout the Security Period) Freight, Demurrage and Defense insurance as per the terms and conditions of a mutual club or association acceptable to the Mortgagee; and

(F)	Pollution Liability Insurance

An extra insurance in respect of excess Oil Pollution Liability including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Mortgagee; and

(G)	USA Pollution Risk Insurance

(In case that the Ship is scheduled to operate within or nearby USA jurisdiction) to cover and keep such Ship covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Mortgagee; and

(H)	Mortgagee’s Interest Insurance — Mortgagee’s Additional Perils (Pollution) Interest Insurance

Mortgagees’ Interest Insurance is an amount equal to 110% of the amount of the Loan including Mortgagees’ asset protection (pollution) cover or other similar insurance in respect of any pollution against the Ship under the so called “German wording” for 360 days or upon such terms as shall from time to time be determined by the Mortgagee; and

(I)	Loss of Hire
In the event of time charter employment of the Ship to insure and keep the Ship insured at the expense of the Owner for loss of hire under the said specific time charter providing cover for at least 90 days during the time charter period;

(J)	Other Insurance

Insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Mortgagee would at any time require at its discretion the Ship to be insured.

(b)	To effect the Insurances in such currency as the Mortgagee may approve and through the Approved Brokers (other than the mortgagee’s interest insurance and the Mortgagee’s Additional Perils (Pollution) Interest Insurance which shall be effected through brokers nominated by the Mortgagee) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Mortgagee, provided however that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the Ship with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Mortgagee;

(c)	To effect and maintain the insurances free of cost and expense to the Mortgagee and in the sole name of the Owner or, if so required by the Mortgagee, in the joint names of the Owner and the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Mortgagee and with insurers acceptable to the Mortgagee;

(d)	Unless otherwise agreed in writing by the Mortgagee:
(i)	The amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa) in respect of Hull and Machinery Insurance the greater of the Market Value of the Ship insured for the time being and 125% of the Outstanding Indebtedness; and (bb) in respect of Mortgagee’s Interest Insurance and/or Mortgagee’s Asset Additional Perils (Pollution), 110% of the Outstanding Indebtedness;

(ii)	in case that the Outstanding Indebtedness is secured by more than one vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such vessels.
(e)	Any person which is obliged under the Loan Agreement to effect and maintain the Insurances, it will be obliged and it hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):
i.	procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Mortgagee a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Mortgagee and Notice of Cancellation as per clause 6f(c) below. The Approved Brokers’ Letter of Undertaking shall be compatible with the form recommended by Lloyd’s Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H. II5) and/or Structural Conditions Warranty (J.H. 722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties;

ii.	(If any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Ship insured, any premiums due in respect of other ships under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of no-payment of premiums for other ships under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship insured if and when so requested by the Mortgagee;

iii.	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Mortgagee;

iv.	at least fourteen (14) days before the Insurances expire, notify the Mortgagee of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Mortgagee under the above insurance requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Mortgagee may from time to time agree) confirm in writing to the Mortgagee as and when such renewals have been effected in accordance with the instructions so given;

v.	arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

vi.	deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Mortgagee shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) (both in the form set out in Clause 6(f)) or in such other form as may from time to time be agreed in writing by the Mortgagee and that the Mortgagee shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Mortgagee;

vii.	procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which the Ship is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Mortgagee with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Mortgagee;

viii.	(if so requested by the Mortgagee, but at the cost of the Owner) furnish the Mortgagee from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Mortgagee dealing with the Insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

ix.	do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

x.	ensure that the Ship shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

xi.	apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and

xii.	(in case that the Ship is scheduled to operate or operates nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and send copies to the Mortgagee.

xiii.	Fleet Cover is permitted only subject to the prior written approval of the Mortgagee, to the conditions set out in 6e(ii) above and the Mortgagee’s prior express written approval of fleet aggregate deductibles.
(f)	The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:
(A)	Hull and Machinery (Marine and War Risks)

It is noted that by a First Priority General Assignment and a first preferred Naval Mortgage both dated ..... September 2006, granted by ADVENTURE FOUR S.A. of Majuro, Marshall Islands, (the “Owner”) in favour of FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara &

Sotiros Dios Streets, Piraeus, Greece (the “Mortgagee”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner including all claims of whatsoever nature and return of premia in respect of the Panamanian flag motor vessel “FREE FIGHTER” and accordingly:
Until the Mortgagee notifies the underwriters to the contrary:
(1)	all claims hereunder in respect of a total or a constructive total or an arranged or agreed or compromised total loss shall be paid to the Mortgagee up to its Mortgage Interest and any balance to the Owner;

(2)	all other claims not exceeding US$ 100,000 (one hundred thousand U.S. Dollars) or the equivalent in any other currency (inclusive of any deductible) shall be paid to the Owner or to its order; and

(3)	all other claims exceeding US$ 100,000 (one hundred thousand U.S. Dollars) or the equivalent in any other currency inclusive of any deductible under the terms of the policy shall subject to the prior written consent of the Mortgagee, be paid to the Owner as and when the Ship is restored to her former state and condition and the liability, in respect of which the insurance loss is payable, is discharged provided that the insurers may with such consent as aforesaid make payment on account of repairs in course of being effected;
(B)	Protection and Indemnity Risks

Payment of any recovery which “ADVENTURE FOUR S.A.”, of Majuro, Marshall Islands (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios Streets, Piraeus, Greece (the “Mortgagee”) in which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Association, its managers or its agents for failure to comply with the latter obligation until the expiry of two (2) clear Banking Days from the receipt of such notice.

(C)	Notice of Cancellation

The Owner to procure that Notice of Cancellation of Insurances be given to the Mortgagee along the following terms:

Notice of Cancellation of Insurances will be given to FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios Streets, Piraeus, Greece (the “Mortgagee”) in any of the following cases:
(i)	immediately of any material changes which are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;

(ii)	not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof, and in the event of instructions being received to renew, of the details thereof;

(iii)	immediately of any instructions or notices received by insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(iv)	immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Mortgagee fourteen (14) days, from the receipt of such notice in which to remit the sums due.
(D)	Notice of Assignment

The Notice of Assignment shall be in the following form:
“Form of Notice of Assignment”
(for attachment by way of endorsement to the Policy)
We, ADVENTURE FOUR S.A. of Majuro, Marshall Islands, the owner of the Panamanian flag motor vessel “FREE FIGHTER” with Official No. 22606-96C hereby give notice that by an assignment contained in a First Priority Assignment dated ..... September 2006 made between us and FBB — FIRST BUSINESS BANK S.A. of 62 Notara & Sotiros Dios Streets, Piraeus, Greece, there has been assigned by us to FBB — FIRST BUSINESS BANK S.A. as assignees, all insurances in respect of the said Vessel including the insurances constituted by the policy whereon this notice is endorsed.

DATED this..... day of September 2006 for and on behalf of ADVENTURE FOUR S.A.”
(g)	to keep the Ship registered as a Panamanian ship and to do or suffer to be done nothing whereby such registration may be forfeited or imperiled;

(h)	not (without the previous consent in writing of the Mortgagee) to make any modification to the Ship which would involve material alteration of her structure type or performance characteristics;

(i)	to keep the Ship in good and efficient state of repair so as to maintain her present highest class with the Bureau Veritas or American Bureau of Shipping or Lloyd’s Register or Germanischer Lloyd or NKK or any other equivalent classification society which is a member of the International Association of Classification Societies and acceptable to the Mortgagee so as to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the Republic of Panama and to procure that all repairs to or replacements of any damaged worn or lost parts or equipment be affected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

(j)	to submit the Ship regularly to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

(k)	to permit the Mortgagee by surveyors or other persons appointed by it in that behalf to board the Ship at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford all proper facilities for such inspection;

(l)	to provide the Mortgagee at least once per annum, if so requested by the Mortgagee, up to date valuation of the Ship determined in accordance with the provisions of clause 12.02 of the Loan Agreement;

(m)	to pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Ship and in event of arrest of the Ship pursuant to legal process or in event of her detention in exercise or purported exercise of any such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

(n)	to comply with and procure that all Environmental Affiliates or any Relevant Party comply with all applicable Environmental Laws and notify the Mortgagee immediately upon any Environmental Claim exercised or made against the Ship or the Owner or any other Relevant Party as well as of any incident which may give rise to an Environmental Claim and keep the Mortgagee advised on a regular basis and to the satisfaction of the Mortgagee of any response of the Owner or such Relevant Party or the Environmental Affiliate to such claim;

(o)	not to employ the Ship or suffer her employment in any trade or business which is forbidden by international law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction, seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not) not to employ the Ship or suffer her employment in carrying any contraband goods or to enter or trade or to continue to trade in any zone after it has been declared a war zone by any government or by the Ship’s war risks Insurers unless the Mortgagee shall have first given its consent thereto in writing and there shall have been effected by the Owner and at its expense such special insurance cover as the Mortgagee may require;

(p)	promptly to furnish to the Mortgagee all such information as it may from time to time require regarding the Ship, her employment position and engagements particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

(q)	to notify the Mortgagee forthwith by telex or telefax thereafter confirmed by letter of:-
(i)	any accident to the Ship involving repairs the cost whereof will or is likely to exceed one hundred thousand Dollars ($ 100,000) (or the equivalent in any other currency);

(ii)	any occurrence in consequence whereof the Ship has become or is likely to become a Total Loss;

(iii)	any requirements or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(iv)	any petition or notice of meeting to consider any resolution to wind up the Owner (or any event analogous thereto) under the laws of the place of its incorporation;
(r)	to notify the Mortgagee by telex or telefax thereafter confirmed by letter of any arrest of the Ship or the exercise or purported exercise of any lien on the Ship or her Earnings within five (5) Banking days of such event;

(s)	promptly to pay all tolls, dues and other outgoings whatsoever in respect of the Ship and to keep proper books of account in respect of the Ship and her Earnings and as and when the Mortgagee may so require to furnish evidence satisfactory to the Mortgagee that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions form crew’s wages in respect of any tax liability and/or social security liabilities are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

(t)	not to mortgage, charge or otherwise assign the Ship or her Insurances, Earnings or Requisition Compensation or to suffer the creation of any such mortgage, charge or assignment as aforesaid to or in favour of any person other than the Mortgagee;

(u)	not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) sell, agree to sell or otherwise dispose of the Ship or any share therein;

(v)	not to let the Ship in contradiction of the provisions of clause 13.03 of the Loan Agreement;

(w)	not without the previous consent in writing of the Mortgagee to enter into any agreement or arrangement whereby the Earnings may be shared with any other person;

(x)	to advise in writing the Mortgagee whenever it places the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed, one hundred thousand Dollars ($ 100,000) or the equivalent in any other currency;

(y)	to pay to the Mortgagee by deduction by the Mortgagee (as the Owner hereby authorises) from any account of the Owner with the Mortgagee or on demand all moneys whatsoever which the Mortgagee shall or may expend be out to or become liable for in or about the protection, maintenance or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee of any of the powers vested in it under the Loan Agreement or hereunder or under any of the other Security Documents and to pay interest thereon at the rates provided for in clause 2 (c) hereof from the date whereon such expense or liability was incurred by the Mortgagee until and including the date of actual receipt (whether before or after any relevant judgement);

(z)	to pay by deduction by the Mortgagee (as the Owner hereby authorises) from any account of the Owner with the Mortgagee or on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever, stamp duties (if any), registration fees and any other charges (and value added tax on any of the foregoing) incurred by the Mortgagee in connection with the preparation, completion and registration of the Security Documents or any amendments thereto or otherwise in connection with the Outstanding Indebtedness and the security therefore and if any such amount be not paid forthwith upon demand being made to pay interest thereon at the rate provided for in clause 2 (c) hereof from the date of demand until the date of payment (whether before or after any relevant judgement);

(aa)	supply and procure that the Mortgagee be supplied (i) within one hundred and eighty (180) days of the end of each calendar year (starting with the financial year ending on December 31, 2006) with its annual audited financial statements or accounts for such financial year and also with the Group’s annual audited combined financial statements and accounts for such financial year. Further the Owner will provide the Mortgagee at the Mortgagee’s reasonable request, and in form and substance satisfactory to the Mortgagee, with information on the financial conditions, cash flow position, commitments and operations of the Owner and the Group including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness;

(bb)	not without the previous consent in writing of the Mortgagee (and then only on and subject to such terms as the Mortgagee may agree) to appoint as managers of the Ship other than the Manager;

(cc)	to take all such action as may be necessary under the laws of the Republic of Panama or otherwise for the purpose of perfecting, registering and maintaining the Mortgage as a good and valid First Preferred Naval Mortgage on the Ship and upon all renewals, replacements and improvements made in or to the same and pay all related costs thereof;

(dd)	to take all such action as may be necessary under the laws of the Republic of Panama for the purpose of perfecting and maintaining this Mortgage as a good and valid First Preferred Naval Mortgage on the Ship and (without prejudice to the generality of the foregoing):-
i)	forthwith upon the execution of this Mortgage by or on behalf of the Owner and the acceptance thereof by or on behalf of the Mortgagee, to procure the due and proper legalisation thereof and registration thereof against the Vessel by recording this Mortgage in the Public Registry of the City of Panama pursuant to the pertinent legislation of the Republic of Panama,

ii)	to keep this Mortgage registered as a First Preferred Naval Mortgage on the Vessel and for this purpose to execute and record in the Public Registry of the Republic of Panama in due time all such instruments as may be necessary or desirable to preserve this Mortgage as a valid First Preferred Naval Mortgage on the Vessel and to deliver to the Mortgagee forthwith upon request all appropriate certificates evidencing that this Mortgage is duly registered as a First Preferred Naval Mortgage of the Vessel.
(ee)	comply with and procure that the Ship and the Manager apply the requirements of the ISM Code;

(ff)	comply with and procure that the Ship and the Manager apply the requirements of the ISPS Code and specifically:
(a)	maintain at all times a valid and current ISSC in respect of the Ship;

(b)	immediately notify the Mortgagee in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Ship and

(c)	procure that the Ship will comply at all times with the ISPS Code.

(gg)	to place and at all times and places to retain on board the Ship a properly certified copy of this Mortgage and upon request to exhibit the same to any parties having a legal interest therein or to anyone having business with the Ship which might give rise to any lien on the Ship;

(hh)	to place and keep prominently in the Chart Room and in the Master’s Cabin on the Ship a framed printed notice reading as follows:
“NOTICE OF MORTGAGE
This Vessel is covered by a First Preferred Naval Mortgage in favour of FBB — FIRST BUSINESS BANK S.A. of 91 Michalakopoulou Street, Athens 115 28, Greece, acting through its shipping division at 62 Notara & Sotiros Dios Streets, 18535 Piraeus, Greece, under the provisions of Chapter V title IV of the Book second of the Code of Commerce and of the pertinent provisions of the Civil Code and other pertinent legislation of the Republic of Panama. Under the terms of the said Mortgage neither the Owner, any manager, charterer, the Master of the Ship nor any other person has any right, power or authority to create incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages or salvage”.

(jj)	In the event of the Ship being requisitioned for title by the Panamanian Government or seized or requisitioned for title by any other government forthwith to take all lawful steps to recover possession of the Ship;

7.

(a)	The Mortgagee shall without prejudice to its other rights and powers hereunder be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting the security created by this Mortgage and each and every expense or liability so incurred by the Mortgagee in or about the protection of the security shall be repayable to it by the Owner by deduction by the Mortgagee (as the Owner hereby authorises) from any account of the Owner with the Mortgagee or on demand together with interest thereon at the rate provided for in clause 2 (c) hereof from the date whereon such expense or liability was incurred by the Mortgagee until and including the date of actual receipt (whether before or after any relevant judgement).

(b)	Without prejudice to the generality of the foregoing:-
(i)	in event that the provisions of clause 6 (a-f) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit;

(ii)	in event that the provisions of clause 6 (i) and/or 6 (j) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty to arrange for the carrying out of such repairs and/or surveys as it may deem expedient or necessary;

(iii)	in event that the provisions of clause 6 (m) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty to pay and discharge all such debts, damages and liabilities as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship.
8.	Upon the happening of any of the following events the security created by this Mortgage shall become immediately enforceable:-

(a)	any payment required to be made pursuant to clause 2 of this Mortgage or any other amount comprising the Outstanding Indebtedness due under the Loan Agreement, or this Mortgage or any of the remaining Security Documents is not paid on the due date in the place of payment or in the case of sums payable on demand within five (5) Banking Days of the Mortgagee’s demand; or

(b)	the Owner or any of the other Security Parties fails to comply with any of its undertakings made in accordance with the Loan Agreement and/or the Security Documents or to maintain the security ratio provided in clause 12.01 of the Loan Agreement or to provide the Mortgagee with additional security in accordance with the provisions of clause 12.03 of the Loan Agreement; or

(c)	the Owner or any of the other Security Parties makes default under, or in the due and punctual observance and performance, of any other provision of the Loan Agreement or the Security Documents to which it is a party which (if such default is in the opinion of the Mortgagee capable of remedy) is not remedied within twenty (20) days after written notice from the Mortgagee requesting action to remedy the same; or

(d)	the Owner or any of the other Security Parties makes default under, or in the due observance and performance of, any other provision of the Loan Agreement and/or the Security Documents which is not in the opinion of the Mortgagee capable of remedy, or the Owner or any of the other Security Parties makes default under, or in the due observance and performance of any provision of any of such documents (in each case, other than a default covered by clause 8(a)); or

(e)	any other loan or other indebtedness for borrowed money of the Owner or any of the other Security Parties shall, by reason of breach or default under the terms of any document applicable to such loan or other indebtedness, becomes due and payable prematurely or the Owner or any of the other Security Parties fails to make any payment in respect thereof on the due date (as extended by any period of grace set out in the document applicable to such loan or other indebtedness) for such payment or the Owner or any of the other Security Parties defaults in any guarantee obligation or the security for any such other loan or other indebtedness for borrowed money or guarantee becomes enforceable; or

(f)	the Owner raises further debts, without the prior written consent of the Mortgagee, save for issuance of letters of guarantee in connection with its normal business not exceeding in aggregate the amount of Dollars two hundred thousand ($ 200,000); or

(g)	any representation made or deemed made pursuant to the Loan Agreement and/or any of the Security Documents or any certificate or other document furnished pursuant hereto or thereto shall prove to have been materially incorrect when made or deemed made; or

(h)	any governmental authorisation, approval, license, consent or waiver at any time necessary to enable the Owner or any of the other Security Parties to comply with their obligations under this Mortgage, the Loan Agreement and the other Security Documents or to enable the operation of the Ship shall be revoked or withheld or materially modified or shall otherwise not be granted or shall fail to remain in full force and effect; or

(i)	any decree or order shall be made by any competent court adjudging the Owner or any of the other Security Parties bankrupt or insolvent under the bankruptcy or insolvency laws of any jurisdiction or any sub- division thereof, or any order shall be made or resolution passed or action, taken by any of them for the purpose of entering into winding up or dissolution or for the appointment of a liquidator, provisional liquidator, receiver, trustee, curator, sequestrator, administrator or administrative receiver (or similar official) of the Owner or any such other Security Party of all or substantial part of its assets (save for the purposes of amalgamation or reorganisation not involving insolvency the terms of which shall have received the prior written approval of the Mortgagee) or any similar process or proceeding shall be instituted any relevant legislation; or

(j)	the Owner or any of the other Security Parties shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall enter into any composition or other arrangements with its respective creditors generally; or

(k)	the Owner or any of the other Security Parties ceases to carry on its business or disposes of any of its business, properties or assets or the same are seized or appropriated; or

(l)	the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Owner shall fail to procure release of same within thirty (30) days thereafter; or

(m)	without the prior written consent of the Mortgagee (which consent the Mortgagee shall not unreasonably withhold) there is any change in the beneficial ownership or control of the Owner or the Corporate Guarantor or the Manager from such declared to the Mortgagee or issuance and delivery of additional shares of the authorised share capital of any one of the aforesaid to such persons and for such percentages other than those declared to the Mortgagee prior to the execution of the Loan Agreement; or

(n)	the Owner shall commit any breach or make default in the observance of any clause in this Mortgage and in particular of any covenant contained in clause 6 hereof; or

(o)	the Ship shall be seized or taken possession of by the enemies of Panama or by or through the authority of any foreign Government pirates or others or if she is engaged in any trade or business which shall have been or may be declared illegal or which may render her liable to confiscation, seizure, detention or destruction or if she fails to act in accordance with any warning or instructions issued by any competent authority or any international control in any part of the world or any ship operating or commit or permit any breach of the rules and regulations for the time being laid down by any competent authority or any international control in any part of the world; or

(p)	the Owner shall do or cause to be done any act or thing which may make void or voidable the registration of the Ship under the flag of Panama or if and whenever the Ship shall cease to be registered under the flag of Panama; or

(q)	the Owner shall do or omit or cause to be done or omitted any act or shall incur or cause to be incurred any expense which shall imperil the security of the Mortgagee contained in this Mortgage; or

(r)	in the event of the Republic of Panama becoming involved in hostilities whether war be declared or not or in civil war or in the event of the occupation of such country by any other power or in the event of seizure of civil power in such country by unconstitutional means PROVIDED that it shall not be deemed a breach of this sub-clause (s) of clause 8, if upon the arising of any of the foregoing events the Owner transfers the Ship with the prior written consent of the Mortgagee to a flag acceptable to the Mortgagee and thereunder providing a security satisfactory to the Mortgagee for the indebtedness hereunder or balance thereof plus interest; or

(s)	if notice is given by the Government of the Republic of Panama or any Administrative authority thereof of its intentions to delete the Ship from the Panama Register; or

(t)	the Owner or any Relevant Party or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental License or the Ship or any Relevant Ship or any Environmental Affiliate is involved in any incident which gives rise or may give rise to any Environmental Claim; or

(u)	if an event of default shall occur under the terms of the Loan Agreement or under any of the Security Documents executed pursuant thereto; or

(v)	if an event of default shall occur under the terms of any other Security Document and agreement between the Mortgagee and any other Security Party executed prior to this Mortgage; or

(w)	the Ship is detained and not released at any port within fifteen (15) days due to non compliance with the ISM Code or is detained and not released within fifteen (15) days due to application of any regulations of the ship safety and environment protection by any port authority; or

(x)	the Ship shall, for any reason whatsoever, cease to be managed by the Manager, (for any reason other than a reason of a Total Loss or sale of the Ship) with the approval of the Mortgagee and the Owner fails to nominate a replacement within two (2) Banking Days after the termination of the respective management agreement; or

(y)	the Time Charter is cancelled or terminated and the Owner has not arranged for its entering into another time charter with a time charterer and at rates of charter hire and period of hire acceptable and approved by the Mortgagee.

9.	Upon the security created by this Mortgage becoming immediately enforceable pursuant to clause 8 hereof any sum repayable under the Loan Agreement with interest thereon and all other amounts payable thereunder and under the Security Documents shall become immediately due and repayable and the Mortgagee shall become forthwith entitled as and when it may see fit to put into force and exercise all the powers possessed by it as mortgagee of the Ship and in particular:-

(a)	To take possession and/or management of the Ship (whether actually or constructively) and/or otherwise to take control of the Ship, wherever the Ship may be without legal process and without any liability on the Mortgagee for any losses or damages incurred thereby and the Owner shall forthwith upon being required to do so surrender possession and control of the Ship to the Mortgagee at its own cost and expense whereupon (inter alia) the Master, officers and crew shall comply with the instructions given from time to time by or on behalf of the Mortgagee;

(b)	To require that all policies contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

(c)	To collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefore;

(d)	To discharge, compound, release or compromise claims against the Owner in respect of the Ship which have given or may give rise to any charge or lien on the Ship or which are or may be enforceable by proceedings against the Ship;

(e)	To sell the Ship or any share therein giving prior notice to the Owner in accordance with the Panamanian Law (i.e. Article 1527 (of the Code of Commerce) twenty (20) days prior to date on which the sale is to take place and with or without the benefit of any charter party by public auction or private contract at such place and upon such terms as the Mortgagee, in its absolute discretion, may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof (and in connection with any such sale the Mortgagee shall be entitled to execute and deliver all and any such deeds, documents and other agreements and do such acts and things as it may in its absolute discretion deem appropriate in the name of the Owner under the power of attorney granted to it by clause 14 hereof);

(f)	Pending sale of the Ship, to manage, insure, maintain and repair the Ship and to employ sail or lay up the Ship in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Ship, her insurance management, maintenance, repair classification and employment in all respects as if the Mortgagee was the Owner of the Ship and without being responsible for any loss thereby incurred;

(g)	To recover from the Owner by deduction by the Mortgagee (as the Owner hereby authorises) from any account of the Owner with the Mortgagee or on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (e) above with interest thereon at the rate provided for in clause 2 (c) hereof from the date of demand until the date of payment whether (in either case) before or after any relevant judgement;

(h)	To recover from the Owner by deduction by the Mortgagee (as the Owner hereby authorises) from any account of the Owner with the Mortgagee or on demand all legal and other expenses payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid including the enforcement or attempted enforcement of the security constituted by this Mortgage together with interest thereon at the rates provided for in clauses 2 (c) hereof from the date when such expenses, payments or disbursements were incurred by the Mortgagee until the date of actual receipt whether (in either case) before or after any relevant judgement;

Provided always that upon any sale of the Ship or any share therein by the Mortgagee pursuant to sub-clause (e) above the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchasers who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefore.

10.	All moneys received by the Mortgagee in respect of sale of the Ship or any share therein or otherwise pursuant to the provisions of this Mortgage and all moneys received and retained by the Mortgagee in respect of the Insurances pursuant to this Mortgage and the Requisition Compensation shall be held by it upon trust in the first place to pay or make good all such payments, disbursements, expenses and losses whatsoever (together with interest thereon as hereinabove provided for) as may have been incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in clause 9 hereof or any of them and the balance shall be applied in the manner set out in clause 11.02 of the Loan Agreement PROVIDED ALWAYS that in the event that such balance shall be insufficient to discharge in full the Outstanding Indebtedness the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable therefore.

11.	No delay or omission of the Mortgagee to exercise any right or power vested in it under this Mortgage or the other Security Documents shall impair such right or power or be construed as a waiver of or an acquiescence in any default by the Owner and no express waiver given by the Mortgagee in relation to any default by the Owner or breach by the Owner of any of its obligations under this Mortgage prejudice the rights of the Mortgagee under this Mortgage arising from any subsequent default or breach (whether or not such subsequent default or breach is of a nature different from the previous default or breach) nor shall the giving by the Mortgagee of any consent to the doing of any act which by the terms of this Mortgage requires the consent of the Mortgagee prejudice the right of the Mortgagee to give or withhold as it seems fit its consent to the doing of any other similar act.

12.	The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 14 hereof) in such manner upon such terms and to such persons as the Mortgagee in its absolute discretion may think fit and which will act in the stead and as representatives of the Mortgagee.

13.

(a)	The Owner hereby agrees and undertakes to indemnify the Mortgagee against all obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in good faith in respect of or in relation to or in connection with the Ship her Earnings, Requisition Compensation and Insurances or otherwise howsoever in relation to or in connection with any of the matters dealt with in this Mortgage and the other Security Documents.

(b)	It is agreed that the provisions of clause 17.03 of the Loan Agreement shall apply in respect of any amounts due under this Mortgage.

14.

(a)	The Owner hereby irrevocably appoints the Mortgagee as its attorney for the duration of the Security Period for the purpose of doing in its name all acts which the Owner itself could do in relation to the Ship, her Earnings, Requisition Compensation Insurances including but without limitation the execution of bills of sale for the Ship,

Provided however that such power shall not be exercisable by or on behalf of the Mortgagee until the security created by this Mortgage shall have become enforceable pursuant to clause 8 hereof.

(b)	The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether the security created by this Mortgage has become enforceable nor shall such person be in any way affected by notice that such security has not become enforceable and the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

15.	The Owner hereby further undertakes at its own expense to execute, sign, perfect, do and (if required) register every such further assurance document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Ship or perfecting the security constituted by this Mortgage or contemplated by the other Security Documents.

16.	The Owner covenants with the Mortgagee that it will indemnify the Mortgagee and hold it harmless against any loss or damage or expenses which consequent upon a judgement being obtained or enforced in respect of the non-payment by the Owner of any amount due under the Loan Agreement and/or this Mortgage and/or the other Security Documents arises or results from any variation in rates of exchange between Dollars and the currency in which such judgement was obtained between the date of the said amounts becoming due (or the date of the said judgement being obtained as the case may be) and the date of actual payment thereof and this indemnity shall not be affected by any time or indulgence granted to the Owner from time to time and shall continue in full force and effect notwithstanding any judgement in favour of the Mortgagee.

17.

(a)	This Mortgage shall be governed by the laws of Panama and in relation to any dispute arising out of or in connection with this Deed and for the exclusive benefit of the Mortgagee the Owner irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Courts of Piraeus, Greece.

(b)	If any provision in this Mortgage or any of the other Security Documents be or becomes invalid or unenforceable under any applicable law the provisions thereof shall in all other respects remain in full force and effect and the provision in question shall be ineffective to the extent (but only to the extent) of its disconformity with the requirement of the applicable law and if it is competent to the parties to waive any requirements which would otherwise operate as aforesaid those requirements are hereby waived to the extent permitted by such law to the end that this Mortgage and the other Security Documents shall be valid binding and enforceable in accordance with their respective terms.

(c)	Nothing herein shall limit the right of the Mortgagee to take proceedings against the Owner in any other Court of competent jurisdiction, whether concurrently or not.

(d)	To the extent that the Owner or any of their property may in any jurisdiction enjoy or be entitled to exemption or immunity from any legal process (including without limitation any relief or execution) the Owner hereby irrevocably agrees not to claim or invoke and hereby irrevocably waives such exemption or immunity to the full extent permitted by the law of such jurisdiction.

(e)	The Owner appoints Mr. Ion Varouxakis, of 93, Akti Miaouli, 18538 Piraeus, Greece as agent to accept service upon whom any judicial process may be served and any notice, request, demand or other communication under this Deed regarding the Owner. In the event that the process agent (or any substitute process agent notified to the Mortgagee or to the Owner according to these presents) cannot be located at the address specified above which will be conclusively proved by a deed of a process server that the process agent cannot be found at such address, any such document served as aforesaid may be validly effected upon the District Attorney of the First Instance Court of Piraeus, Greece.

(f)	The Mortgagee hereby appoints as its agent to accept legal service and representative in Greece the Manager for the time being of FBB — FIRST BUSINESS BANK S.A. at 62 Notara and Sotiros Dios Streets, Piraeus, Greece.

(g)	If any inconsistency shall arise between the English and the Spanish text of this Mortgage the English text thereof shall prevail

18.	The provisions of clause 19 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice or demand to be given or made under this Mortgage.

19.	A certificate submitted by the Mortgagee to the Public Registry Office in Panama as to the amount due or to become due from the Owner to the Mortgagee under this Mortgage shall in the absence of manifest error be conclusive and binding on the Owner for all purposes.

20.	This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

21.	The parties hereby confer a special power of attorney on the firm of lawyers named PATTON, MORENO & ASVAT, HSBC Bank Building, 6th floor, Samuel Lewis Avenue, P.O. Box 6-4298, El Dorado, Panama, Republic of Panama, empowering such firm of lawyers to take all necessary steps to record this instrument of mortgage in the appropriate registries in the City of Panama in accordance with the laws of the Republic of Panama with full power of substitution in respect of the special power of attorney herein granted.
IN WITNESS whereof this First Preferred Naval Mortgage has been duly executed the day and year first above written
SIGNED AND DELIVERED
by...........................
the duly appointed Attorney of
ADVENTURE FOUR S.A.
in the presence of:-

ACCEPTANCE OF MORTGAGE
The Undersigned Mortgagee
FBB — FIRST BUSINESS BANK S.A.
     a corporation incorporated under the laws of Greece DOES HEREBY ACCEPT the foregoing Mortgage executed on the                 day of                      two thousand six in its favour by ADVENTURE FOUR S.A. a corporation incorporated according to the laws of the Republic of the Marshall Islands, covering the Panamanian flag motor vessel “FREE FIGHTER” and does hereby accept the said Mortgage in all respects AND AGREES to all terms and conditions of the said Mortgage.
Dated the                      day of                      two thousand and six.
SIGNED AND DELIVERED
by Nikolaos Vouyoukas
for and on behalf of
FBB — FIRST BUSINESS BANK S.A.
in the presence of:-